EXHIBIT 2

TRANSACTIONS

Exhibit 2 to Schedule 13D (Amendment No. 11) filed on July 20, 2016 by the Reporting Persons (“Prior Exhibit 2”) is incorporated herein by reference. Together with Prior Exhibit 2, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on July 27, 2016.  Except as noted, all such transactions were purchases or sales of Shares effected in the open market. The Reporting Persons undertake to provide, upon request of the staff of the Securities and Exchange Commission, full information regarding the number of Shares purchased at each separate price within the price ranges set forth on the table below.

Transaction Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Weighted Avg Price	Price Range
7/26/2016	40 North Latitude Master Fund Ltd	Buy	75,000	30.1200	30.120
7/27/2016	40 North Latitude Master Fund Ltd	Buy	326,775	29.7431	29.405 - 29.750